Exhibit 99.1

Innovex Announces Fiscal 2008 First Quarter Results

Board Approves Exploration of Strategic Alternatives

PLYMOUTH, Minn.--(BUSINESS WIRE)--Innovex (Nasdaq:INVX) today reported revenue of $20.8 million and revenue excluding pass through material of $11.0 million for the fiscal 2008 first quarter ending December 29, 2007. In the fiscal 2007 fourth quarter Innovex, Inc. (the “Company”) reported revenue of $21.8 million and revenue excluding pass through material of $11.6 million.

The Company’s net loss was $7.9 million or $0.41 per share in the first quarter of fiscal 2008 as compared to a net loss of $10.2 million or $0.52 per share in the fourth quarter of fiscal 2007. The fiscal 2008 first quarter includes restructuring charges of $2.3 million or $0.12 per share. The Company’s fiscal 2008 first quarter net loss excluding the restructuring charge was $5.6 million or $0.29 per share. The Company’s fiscal 2007 fourth quarter net loss was $6.2 million or $0.32 per share excluding restructuring charges of $1.0 million and goodwill impairment of $3.0 million.

Flex Suspension Assembly (FSA) products constituted 34% of the Company’s net sales for the fiscal 2008 first quarter, Actuator Flex Circuit (AFC) revenue was 34%, Flat Panel Display (FPD) product revenue was 29%, and integrated circuit packaging application, network system and other application revenue was 3%.

The fiscal 2008 first quarter decrease in revenue as compared to the fiscal 2007 fourth quarter was driven by reductions of $1.6 million in FSA revenue and $1.2 million in AFC revenue. These reductions were offset by a $1.9 million increase in FPD revenue. The FSA decrease was expected as that product reaches the end of its life cycle. The AFC reduction was related to production issues reducing the Company’s product allocation at a significant customer and year end customer inventory reductions. The growth in the Company’s FPD business resulted from the ramp of a number of new FPD programs and increased volume from programs which began ramping last quarter.

“We did not realize the increase in revenue we expected in the fiscal 2008 first quarter as it took longer than expected to resolve the production issues with our AFC products that we experienced near the end of last quarter. The issues primarily related to the introduction of a new material set into our production process. Although we have resolved the issue, it delayed the ramp up of a significant program at a new customer and resulted in a temporary reduction in product allocation from another customer,” stated Terry Dauenhauer, Innovex’s President and Chief Executive Officer. “We expect increases in AFC and FPD revenue to offset the reduction in FSA revenue in the fiscal 2008 second quarter as the FSA product reaches its end of life and we expect double digit sequential quarterly revenue growth throughout the remainder of fiscal 2008 as a result of new AFC customer ramps, expanding FPD product ramps and penetration of new markets.”

Gross margins for the fiscal 2008 first quarter were impacted by lower than expected revenue and the short-term incremental costs incurred while addressing the operating efficiency issues which affected the fiscal 2007 fourth quarter and the beginning of the first quarter. The Company’s cost structure will improve in the fiscal 2008 second quarter as manufacturing activity was discontinued at the Company’s Korat, Thailand facility in November and the operating efficiency improvements made during the fiscal 2008 first quarter will be in place for the entire quarter.

With the delay in the increase in AFC revenue, the Company now expects generating positive EBITDA, excluding restructuring charges, in the third quarter of fiscal 2008 and positive operating income during the first quarter of fiscal 2009.

On October 1, 2007, the Company announced plans to strengthen its presence in Asia and significantly lower its cost structure by relocating many of its corporate business functions to Lamphun, Thailand. As part of the plan, most administrative, sales and engineering functions have been relocated to Asia. The Company has retained key sales and engineering resources in the U.S. to support its U.S. based customers. The discontinuation of manufacturing activity at the Company’s Korat, Thailand facility in November 2008 to achieve additional cost savings was also part of the plan.

Total restructuring charges related to these changes are still expected to be around $4.0 million. Included in the total are non-cash asset impairment charges recorded in September 2007 of $400,000 related to the disposition of assets at the Korat location. The remaining expected restructuring charges of approximately $3.6 million are primarily comprised of severance of $3.1 million and contract termination and asset transfer costs of $0.5 million. Approximately $2 million of these charges were recorded in the fiscal 2008 first quarter. The remainder will be recorded as the liabilities are incurred over the next three to six months. Capital expenditures related to the changes will be minimal.

The Company expects annual cost savings of at least $6.0 million related to these changes by the end of the fiscal 2008 third quarter. Annualized cost savings of approximately $2 million were realized by the end of the fiscal 2008 first quarter with most of the remaining savings to be realized by the end of the fiscal 2008 second quarter. Nearly all of the savings will be cash related. Approximately 70% of the savings are expected to reduce general and administrative expenses while the remaining savings will reduce cost of goods sold.

Fiscal 2008 first quarter cash used in operating activities was $9.6 million. The Company’s liquidity on December 29, 2007 was $21.4 million, which was comprised of $7.8 million of cash on hand and $13.6 million of availability under the Company’s existing credit facilities. Capital expenditures for the fiscal 2008 first quarter were $369,000. Capital expenditures for the remainder of fiscal 2008 are expected to be approximately $2.5 million. The Company’s liquidity is expected to provide adequate cash resources to complete the Company’s restructuring and support the revenue growth anticipated through a portion of the fiscal 2008 fourth quarter. The Company is exploring alternatives for generating additional working capital and long-term financing and will continue to pursue financing opportunities to better leverage its assets.

Innovex also announced that its Board of Directors has decided to explore strategic alternatives to enhance shareholder value, included but not limited to the raising of capital, a recapitalization, and the combination, sale or merger of the Company with another entity. Piper Jaffray & Co., which the Company engaged earlier this year to assist with strategic matters, will serve as one of the Company’s financial advisors in this process.

There can be no assurances that this process will result in any specific transaction. The Company does not intend to disclose developments regarding its exploration of strategic alternatives unless its Board of Directors approves a definitive transaction.

Conference Call & Live Webcast

Innovex will conduct a conference call and webcast for investors beginning at 8:30 a.m. Eastern Time (ET) on Tuesday, January 22, 2008. During the conference call, Mr. Dauenhauer and senior managers will discuss the Company’s future product, revenue, mix and margin expectations along with historical results.

To listen to the live conference call, dial 785-424-1051 and ask for conference ID “Innovex.” The live webcast will be available at www.innovexinc.com/investor.shtml. A replay of the call will be available 9:30 a.m. ET on Monday, January 22, 2008 through 11:59 p.m. ET on Thursday, January 24, 2008. To access the replay, dial (402) 220-1346 and ask for conference ID “Innovex.” The webcast version of the conference call will be archived at www.innovexinc.com/investor.shtml.

About Innovex, Inc.

Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex’s products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex’s products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

Safe Harbor for Forward Looking Statements

Except for historical information contained herein, the matters discussed in this press release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, impact of restructuring charges, changes in product mix, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies, fluctuations in financial results, continued cash availability under Company credit facilities and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

INNOVEX, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three Months Ended
	December 29, 2007	December 30, 2006

Net sales	$20,795	$26,017
Costs and expenses:
Cost of sales	21,813	25,498
Selling, general and administrative	2,547	3,158
Royalty expense to equity investee	108	206
Engineering	685	1,000
Restructuring charges	2,251	1,841
Net (gain) loss on sale of assets	1	(11)
Net interest expense	682	534
Net other (income) expense	585	117
Income (loss) before income taxes	(7,877)	(6,326)

Provision for income taxes	-	-
Net income (loss)	($7,877)	($6,326)

Net income (loss) per share:
Basic	($0.41)	($0.33)
Diluted	($0.41)	($0.33)

Weighted average shares outstanding:
Basic shares	19,408	19,381
Diluted shares	19,408	19,381
INNOVEX, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
	December 29,	September 29,
Assets	2007	2007
Cash and short-term investments	$7,817	$10,454
Accounts receivable, net	14,293	13,742
Inventory	10,666	11,055
Other current assets	2,148	2,460
Total current assets	34,924	37,711
Property, plant and equipment, net	39,309	40,873
Intangible & other assets, net	672	776
Total assets	$74,905	$79,360

Liabilities and Stockholders' Equity
Current maturities of long-term debt	$11,217	$11,049
Line of credit	29,022	20,434
Accounts payable	11,468	14,865
Other current liabilities	2,941	3,535
Total current liabilities	54,648	49,883
Long-term debt	14,094	15,549
Stockholders' equity	6,163	13,928
Total liabilities and stockholders' equity	$74,905	$79,360
INNOVEX, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
	Three months ended
	December 29, 2007	December 30, 2006
Cash Flows From Operating Activities:
Net income (loss)	($7,877)	($6,326)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,936	2,115
Stock option expense	112	147
Other non-cash items	-	(11)
Changes in operating assets and liabilities:
Accounts receivable	(551)	1,788
Inventories	389	572
Other current assets	312	(884)
Other long term assets	101	140
Accounts payable	(3,397)	(2,305)
Other current liabilities	(594)	(118)
Net cash provided by (used in) operating activities	(9,569)	(4,882)

Cash Flows From Investing Activities:
Capital expenditures	(369)	(2,240)
Proceeds from sale of assets	-	16
Net cash provided by (used in) investing activities	(369)	(2,224)

Cash Flows From Financing Activities:
Payments on long-term debt	(2,749)	(1,724)
Issuance of long-term debt	1,462	8,987
Net line of credit activity	8,588	5,786
Proceeds from exercise of stock options	-	3
Net cash provided by (used in) financing activities	7,301	13,052
Increase (decrease) in cash and equivalents	(2,637)	5,946
Cash and equivalents at beginning of period	10,454	9,819
Cash and equivalents at end of period	$7,817	$15,765

Use of non-GAAP financial measures

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance to GAAP. We provide these non-GAAP financial measures to be helpful in assessing the Company’s on-going operating results and to allow for greater transparency related to supplemental information. Investors are encouraged to review the reconciliations of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measure as provided with the financial statements attached to this press release and financial statements previously filed with the Securities and Exchange Commission.

Revenue excluding pass-through material:

The revenue excluding pass-through material non-GAAP financial measures used in this press release allow quantification of the margin generating portion of our revenue and the margin performance for that portion. Revenue excluding pass-through material is calculated by subtracting pass-through material from GAAP revenue. Pass-through material is defined as material components where our customer provides the specifications, dictates the supplier and negotiates the price of components to be added to the Innovex manufactured flexible circuit.

In millions	Quarter ending
	December 29, 2007	September 29, 2007
Net sales	$20.8	$21.8
Pass-through material components	9.8	10.2
Revenue excluding pass-through material	$11.0	$11.6

Net loss and net loss per share excluding restructuring & goodwill impairment:

The net loss and net loss per share excluding restructuring costs & goodwill impairment non-GAAP financial measures used in this press release provide information related to our operating results excluding charges related to transitional activities.

Net loss excluding restructuring & goodwill impairment:

In millions	Quarter ending
	December 29, 2007	September 29, 2007
Net loss	$7.9	$10.2
Restructuring expense & goodwill impairment	2.3	4.0
Net loss excluding restructuring & goodwill impairment	$5.6	$6.2

Net loss per share excluding restructuring & goodwill impairment:

	Quarter ending
	December 29, 2007	September 29, 2007
Net loss per share	$0.41	$0.52
Restructuring expense & goodwill impairment per share	0.12	0.20
Net loss per share excluding restructuring & goodwill impairment	$0.29	$0.32

CONTACT:
Innovex, Inc.
Doug Keller, VP - Finance, 763-383-4025
Facsimile: 763-383-4090
Internet: http://www.innovexinc.com